Exhibit 10.2

EXECUTIVE SEVERANCE POLICY

Eligibility	Executives (1) in job grades 6 (Director) to 1 (President) who (2) are designated by the CEO, or by the VP-HR with the CEO’s approval, as participants in this policy and who (3) agree to be bound by all of the restrictions, conditions and limitations under the policy, will be entitled to severance payments and other benefits under this policy. Participation or cessation of participation by a Section 16 officer will require the approval of the compensation committee.

Severance Benefit	Participating executives whose employment is terminated by the company for any reason other than “Cause” (as defined below) will be paid the greater of (1) the amount due under the company’s basic severance policy or (2) the amount set forth below corresponding to the executive’s job grade at the time of termination, in a lump sum within 10 business days following the effective date of termination, provided, that, as a condition to receiving such severance payment, the participating executive shall be required to execute a release of all claims arising out of the executive’s employment or the termination thereof, including without limitation any claim of discrimination under U.S. state or federal law or any non-U.S. law, but excluding claims for indemnification from the company under any indemnification agreement with the company, its certificate of incorporation or bylaws, or claims under applicable directors’ and officers’ insurance policies.

Job Grade-Rank	Benefit (as multiples of monthly base salary)
Section 16 Officers	12 months
1-President	15 months
2-Executive Vice President	12 months
3-Senior Vice President	12 months
4-Vice President	9 months
5-Senior Director	9 months
6-Director	9 months

Amounts paid under this provision will be net of (i.e., will include) any severance or other payments required to be paid pursuant to applicable law or regulation.

Termination of employment by the executive for any reason will not entitle the executive to any benefits under this policy.

Medical Benefit	Participating executives will receive company-paid COBRA (or other applicable) medical coverage for themselves and eligible dependents for the time period corresponding to the job grade at termination set forth above.

“Cause”	“Cause” under this policy means that the executive has:

(i)	willfully breached or habitually neglected the duties of the executive’s position with the company, including but not limited to any fiduciary duty owed to the company or its stockholders, or

(ii)	committed act(s) of dishonesty, malfeasance, misappropriation of the company’s property, willful misconduct, fraud, embezzlement, bad faith, misrepresentation, or other act(s) of moral turpitude that would prevent the effective performance of the executive’s duties to the company or resulted in the executive’s personal profit, or

(iii)	engaged in any act or omission in the course of the executive’s employment with the company that materially injured the business or reputation of the company.

Successors	The company will require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the company’s business or assets, to assume the obligations of the company under this policy and to agree expressly to perform the obligations under this policy for the express benefit of executives then participating in the policy, in the same manner and to the same extent as the company would be required to perform it in the absence of a succession. The company’s failure to obtain such agreement prior to the effectiveness of a succession shall be treated, as to each such participating executive, as the termination of such executive’s employment without Cause and shall entitle each such executive to all of the compensation and benefits to which the executive would have been entitled under this policy if the company had terminated the executive’s employment for any reason other than Cause, on the date when such succession becomes effective. For all purposes under this policy, the term “company” shall include any successor to the company’s business or assets that executes and delivers the assumption agreement described in this paragraph, or that becomes bound by this policy by operation of law.

Non-Compete; Non-Solicit	To receive benefits under the policy, participating executives must agree, in a form suitable to the company (1) not to compete with the company for the period of their employment and for 12 months thereafter (except in California or other jurisdictions where non-competes are unenforceable) and (2) not to solicit for employment during the period of employment and for 12 months thereafter any employee of the company.

Right to Amend	The company will have the right to amend the policy to reduce, modify or eliminate the severance benefit or other terms and conditions of the policy in the company’s sole discretion, but not following a Change of Control (as defined under the Fairchild Semiconductor 2007 Stock Plan) and provided that such modification affects all similarly situated participants equally.

Binding Effect	Subject to the company’s right to amend before a Change of Control, as described above, this policy is legally binding on the company and its successors, including any acquiring or successor company (whether by the purchase or stock, assets or by operation of law). This policy will be effective only to the extent permitted by applicable law or regulation.

Adopted 5 December 2006

Amended 4 September 2007

Amended 25 August 2012

(Amended plan document ratified 30 October 2012)

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